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                                                                   Exhibit 5.2



               [LETTERHEAD OF KAPLAN, STRINGIS AND KAPLAN, P.A.]





                                                                   June 3, 1998



Young America Corporation
Young American Holdings, Inc.
717 Faxon Road
Young America, MN 55397-9481


Ladies and Gentlemen:

     We have acted as special Minnesota counsel to Young American Corporation, a Minnesota corporation (the "Company"), and Young America Holdings, Inc., a Minnesota corporation ("Holdings"), in connection with the issuance by the Company of its 11 5/8% Series B Senior Subordinated Notes due 2006 (the "Notes"). This opinion is being furnished in connection with the filing with the Securities and Exchange Commission (the "Commission") of the Registration Statement on Form S-4, as amended, of the Company and Holdings (File No. 333-49749) (the "Registration Statement") with respect to the Notes.

     We have examined such documents, including without limitation, the Indenture dated February 23, 1998 (the "Indenture") pursuant to which the Notes will be issued, and have reviewed such questions of law as we have considered necessary and appropriate for the purposes of this opinion.

     In rendering our opinion set forth below, we have assumed the authenticity of all documents submitted to us as originals, the genuineness of all signatures and the conformity to authentic originals of all documents submitted to us as copies. We have also assumed the legal capacity for all purposes relevant hereto of all natural persons. As to questions of fact material to our opinion, we have relied upon the representations of or certificates from officers of the Company and Holdings and upon certificates of public officials.

     Based on the foregoing, we are of the opinion that:

     1. The Company is a corporation duly incorporated, validly existing and in good standing under the laws of the State of Minnesota.

     2. Holdings is a corporation duly incorporated, validly existing and in good standing under the laws of the State of Minnesota.






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Young America Corporation
Young America Holdings, Inc.
June 3, 1998

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     3.  The Notes have been duly authorized for the issuance by the Company.

     4. The Holdings Guarantee (as such term is defined in the Indenture) has been duly authorized by Holdings.

     The opinions set forth above are subject to the following qualifications:

     1. We are qualified to practice law only in the State of Minnesota and do not purport to be expert in the laws of any other state. This opinion is limited to the laws of the State of Minnesota.

     2. Our opinions are limited to the specific issues addressed and are limited in all respects to laws and facts existing on the date of this letter.

     O'Sullivan, Graev & Karabell, LLP may rely upon the foregoing opinions as to matters of Minnesota law in rendering their opinion to you of even date herewith.

     We hereby consent to the filing of this opinion with the Commission as an exhibit to the Registration Statement. In giving this consent, we do not admit that we are included in the category of persons whose consent is required under
Section 7 of the Securities Act of 1933, as amended, or the rules and regulations of the Commission.



                                         Best regards,


                                         /s/  Kaplan, Strangis and Kaplan, P.A.


JCM/kmh





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